LEASE RENEWAL AND MODIFICATION AGREEMENT

THIS LEASE RENEWAL AND MODIFICATION AGREEMENT (this “Agreement”) is dated as of May 4, 2012 (the “Effective Date”), and is by and between EMBASSY  BANK FOR THE LEHIGH VALLEY (“Embassy”) and RED BIRD ASSOCIATES, LLC (“Red Bird”).

WHEREAS, by Lease Agreement dated June 11, 2001, Embassy leased from Gateway Associates, LLC, approximately 7,827 square feet of office space on the first floor of the office building commonly known as 100 Gateway Drive, Hanover Township, Northampton County, PA, Suite 100; and

WHEREAS, said Lease Agreement was amended by a First Amendment dated August 6, 2001; and

WHEREAS, the said building was acquired from Gateway Associates, LLC by Red Bird on January 10, 2003, together with an assignment to Red Bird of all leases affecting the premises; and

WHEREAS, the said Lease Agreement was amended by a Lease Addendum dated January 1, 2005, adding approximately 4,349 square feet of office space, known as Suite 200 (the “First Lease Expansion Addendum”); and

WHEREAS, the said Lease Agreement was amended by a Second Lease Expansion Addendum dated January 1, 2012, adding approximately 4,303 square feet of office space, known as Suite 210; and

WHEREAS, the parties desire to amend the Lease Agreement (as amended) in order to consolidate the three separate lease terms so they shall all run concurrently, amend the rent payable, and formally exercise the renewal option provided for in the original Lease Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

1. Renewal.    Embassy hereby exercises its option to renew the term of the lease for five years, as more fully described in paragraph 37 of the original Lease Agreement.  Red Bird confirms there has been no Default under such Lease Agreement (as defined therein),  waives the 180 day written notice requirement, and accepts such renewal.  The parties agree the renewal term shall run from March 1, 2012 through February 28, 2017.

2. Consolidation.  Embassy and Red Bird agree the original Lease Agreement, the First Lease Expansion Addendum, and the Second Lease Expansion Addendum all have coterminous terms and options, and therefore all such Leases (and leased space) shall be renewed for the term set forth above.

3. Rent.    Notwithstanding the rent set forth in the original Lease Agreement or any Lease Expansion Addendum, Embassy shall pay monthly Base Rent (as defined in the Lease Agreement) to Red Bird, commencing as of March 1, 2012, as follows:

a.	Suite 100	-	$16,528.02 ($25.34 / psf)
b.	Suite 200	-	$6,161.08 ($17.00 / psf)
c.	Suite 210	-	$6,095.92 ($17.00 / psf)

Total Base Rent		-	$28,785.02 ($20.96 / psf)

4. Rent Escalator.  On each anniversary of the commencement of this first renewal term, the Base Rent shall increase by two percent (2%).

5.  Ratification.  Except as provided herein, all terms and provisions of the original Lease Agreement (as amended) are incorporated herein by reference, and are hereby ratified and confirmed, specifically including but not limited to the additional renewal options set forth in the original Lease Agreement,  and the right of first refusal and tenant improvement allowance set forth in the Second Lease Expansion Addendum.

6.Entire Agreement.  This Agreement, together with the underlying Lease Agreement (as amended), contains the entire agreement between the parties concerning the subject matter hereof.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement as of the day and year first above written.

ATTEST	EMBASSY BANK FOR THE LEHIGH VALLEY

/s/ David L. Lobach, Jr.	By: /s/ Lynne M. Neel

RED BIRD ASSOCITAES, LLC

By: /s/ Bernard M. Lesavoy